Exhibit 99.1

Enliven Therapeutics Announces Pricing of Public Offering of Common Stock and Pre-Funded Warrants

June 13, 2025

BOULDER, COLO., Jun. 13, 2025 (PRNEWSWIRE) – Enliven Therapeutics, Inc. (Enliven or the Company) (Nasdaq: ELVN), a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced that it has priced its previously announced underwritten public offering of 8,394,737 shares of its common stock at a price to the public of $19.66 per share and, in lieu of common stock to investors who so choose, pre-funded warrants to purchase up to 1,780,263 shares of Enliven’s common stock at a price to the public of $19.659 per pre-funded warrant, which represents the per share public offering price of each share of Enliven’s common stock less the $0.001 per share exercise price for each pre-funded warrant. All of the shares and pre-funded warrants are being sold by Enliven. The gross proceeds from the offering are expected to be approximately $200 million before deducting underwriting discounts and commissions and other offering expenses. The offering is expected to close on or about June 16, 2025, subject to satisfaction of customary closing conditions. In addition, Enliven has granted the underwriters a 30-day option to purchase up to an additional 1,526,250 shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Jefferies, Goldman Sachs & Co. LLC, TD Cowen and Mizuho are acting as joint book-running managers for the offering. LifeSci Capital is acting as lead manager for the offering.

The offering is being made pursuant to a Registration Statement on Form S-3, including a base prospectus, previously filed with and declared effective by the SEC and a related registration statement that was filed with the SEC on June 13, 2025 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (and became automatically effective upon filing), and Enliven has filed with the SEC a preliminary prospectus supplement and accompanying prospectus relating to the offering. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at Prospectus-ny@ny.email.gs.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (833) 297-2926 or by email at TD.ECM_Prospectus@tdsecurities.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, 3rd Floor, New York, NY 10020, by telephone at (212) 205-7600 or by email at US-ECM@mizuhogroup.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer,

solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

About Enliven Therapeutics

Enliven is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule therapeutics to help people not only live longer, but live better. Enliven aims to address existing and emerging unmet needs with a precision oncology approach that improves survival and enhances overall well-being. Enliven’s discovery process combines deep insights in clinically validated biological targets and differentiated chemistry to design potentially first-in-class or best-in-class therapies. Enliven is based in Boulder, Colorado.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Enliven within the meaning of the federal securities laws, including those related to the timing of the closing of the offering and the expected gross proceeds. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not Enliven will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering; the satisfaction of customary closing conditions; prevailing market conditions; general economic and market conditions as well as geopolitical developments; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Enliven files from time to time with the Securities and Exchange Commission, including the registration statement and the preliminary prospectus supplement relating to the proposed public offering. These forward-looking statements are made as of the date of this press release, and Enliven assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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